UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 22, 2005

Distributed Energy Systems Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-50453	20-0177690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Technology Drive, Wallingford, Connecticut	06492
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 678 - 2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 22, 2005 the Compensation Committee of the board of directors of Distributed Energy Systems Corp. adopted the 2005 performance incentive plan. Executives of Distributed Energy System Corp. and its subsidiaries are eligible to receive compensation through this plan. The plan awards up to approximately 25% of base salary to executives when target parent, subsidiary and individual performance are attained. Higher amounts can be paid up to 50% of base salary for exceptional performance. Payments can be made in the form of cash, stock options, restricted stock or other forms of equity-based compensation.

The Board has established key performance measures and target performance that conform to annual business plans and budgets. The performance measures for Distributed Energy Systems Corp. include net income, backlog of orders, and use of cash. The performance metrics for the subsidiaries include net income, gross margins, revenue from sales, technology and product development milestones, and use of cash. Performance will be calculated at the end of our fiscal year 2005, and any bonus payments will be made early in 2006.

The board of directors has authorized the Compensation Committee to make awards under the plan. Executives in Distributed Energy Systems Corp. are eligible to receive awards based on Distributed Energy Systems Corp actual performance as compared to target performance on the key performance measures and the contributions the Executive made toward that performance. Executives in the subsidiaries will be awarded based on subsidiary actual performance as compared to target performance on the key performance measures and the contributions the Executive made toward that performance. The awards for Subsidiary Executives will be adjusted by a factor of from 0.75 to 1.25 based on overall Distributed Energy Systems Corp. actual performance. The Compensation Committee may adjust awards based on additional relevant performance data.

The Committee also ratified cash bonuses to the following executives for their performance during 2004 as determined by key performance measures for their respective subsidiaries: Mark Murray - $25,000; Rob Friedland - $32,000; and Jonathan Lynch - $22,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Distributed Energy Systems Corp.
(Registrant)
Date: March 22, 2005
/S/ John A. Glidden

John A. Glidden
Vice President Finance